EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 28, 2023 with respect to the consolidated financial statements included in the Annual Report of Lucid Group, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Lucid Group, Inc. on Forms S-3 (File No. 333-267147, File No. 333-271722 and File No. 333-275372) and Forms S-8 (File No. 333-259794, File No. 333-265734 and File No. 333-271725).

/s/ GRANT THORNTON LLP
San Francisco, California
February 27, 2024